AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

MREI III BAY CLUB, LLC

as Seller

and

RESOURCE APARTMENT OP III, LP

as Purchaser

Dated: June 12, 2017

Bay Club Apartments

Duval County, Florida

AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (this “Agreement”), is made and entered into this             day of June, 2017 (the “Effective Date”), by and between MREI III BAY CLUB, LLC, a Delaware limited liability company (“Seller”), and RESOURCE APARTMENT OP III, LP, a Delaware limited partnership (“Purchaser”).

ARTICLE I.

SALE AND PURCHASE OF THE PROPERTY

1.01 Agreement to Sell and Convey. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth: (a) that certain land lying and being situated in Duval County, Florida, and being described on Exhibit A attached hereto and made a part hereof for all purposes together with all of Seller’s right, title and interest, if any, in and to any and all rights, benefits, privileges, easements, tenements and appurtenances thereon and pertaining thereto, including all of Seller’s right, title and interest, if any, in and to adjacent streets, roads, alleys, easements and rights-of-way (the “Land”), (b) all of the buildings and improvements located on the Land (collectively, the “Improvements”), (c) all of Seller’s assignable and transferable right, title and interest in and to all unexpired leases and each amendment, renewal, expansion and extension thereof, subleases, occupancy agreements, licenses and any other agreements for the use, possession or occupancy of the Land or the Improvements as of the Closing Date (as hereinafter defined), together with any refundable security, deposits of tenants thereunder which are in Seller’s possession as of the Closing Date (collectively, the “Leases”), (d) all of Seller’s right, title, interest and obligation in and to any and all service, supply, maintenance and other similar operating contracts that affect the Land or the Improvements (the “Service Contracts”), and which are in effect on the Closing Date, excluding any “national contracts” and Terminable Service Contracts (as defined in Section 4.03(e) hereof), and which are in effect on the Closing Date (collectively, the “Assumed Contracts”), (e) all of Seller’s right, title and interest, if any, in and to any furniture, fixtures, equipment, interior appliances, machines, apparatus, supplies and tangible personal property of every nature and description and all replacements thereof owned by Seller, if any, and located in or on the Land or the Improvements, including, but not limited to, the items listed as “Included Inventory” on Exhibit E attached hereto but specifically excluding the items listed as “Excluded Inventory” on Exhibit E attached hereto (the “Tangible Property”), and (f) to the extent transferable without the consent of third parties, all of Seller’s right, title and interest, if any, in and to the intangible property that is owned by Seller and appurtenant to the ownership, operation, maintenance, and use of the Land and the Improvements including, without limitation, all of the rights of Seller to the following to the extent that they are specific to the Property and no other real property (i) the use of the name “Bay Club” and any other trade names, trademarks, logos and symbols associated with or used in connection with the Property, (ii) telephone and facsimile numbers owned or maintained by or on behalf of Seller with respect to the Property, (iii) all web addresses, domain names and URLs as well as all social media accounts and logo, photo, video and e-brochure files with respect to the Property and (vi) any guaranties, warranties or miscellaneous transferable rights related to the Property, without warranty as to exclusivity or otherwise (the “Intangible Property”) (the Tangible Property and the Intangible Property are collectively referred to herein as the “Personal

Property”). The Land, the Improvements, the Leases, the Assumed Contracts, and the Personal Property are collectively called the “Property”. Notwithstanding the foregoing, the term “Property” shall not include any of the following: (i) all cash held in any depository accounts in the name of Seller, its manager or its lenders (except for refundable security, deposits to the extent provided herein), (ii) all appraisals or other economic evaluations of, or projections with respect to all or any portion of the Property, (iii) all information and documentation relating to the acquisition cost of the Property, (iv) all insurance policies related to the Property, (v) the management agreement between Seller and Milestone Management, LLC or an affiliate thereof (“Manager”) and all amounts received or receivable from Manager under such contract (the “Management Agreement”), (vi) items of personal property owned by Seller or Manager and used in connection with the Property as part of the integrated systems of ownership, management and/or operations of apartment projects, such as, by way of example and without limitation, the computer software for the key track system, all software related to the computer and phone systems, toll free telephone numbers, other software, corporate licenses, and management and financial reporting systems and software, (vii) any property owned by Manager, (viii) utility deposits, (ix) non-refundable resident fees and deposits, and (x) lump sum payments received under contracts or leases (not including resident leases).

1.02 Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser for the Property shall be $28,300,000.00. The Purchase Price shall be paid by delivery of immediately available funds to the Title Company (as hereinafter defined) on or before the Closing Date.

1.03 Earnest Money Deposit. For the purpose of securing the performance of Purchaser under this Agreement, within three (3) Business Days (as hereafter defined) following the Effective Date, Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Bo Feagin (the “Title Company”), an earnest money deposit in the amount of $1,000,000.00 (together with all interest accrued thereon, the “Escrow Deposit”), all of which shall be immediately non-refundable to Purchaser unless Purchaser terminates this Agreement pursuant to Section 1.04(f), Section 4.01(e), Section 5.01, Section 5.02 and Section 6.01 below. The Escrow Deposit shall be invested by the Title Company in an interest bearing account at the direction of Purchaser, and all interest earned with respect thereto shall be added to the Escrow Deposit. The Escrow Deposit shall be held and disbursed by the Title Company in accordance with the terms of this Agreement. At the Closing, the Escrow Deposit shall be applied to the Purchase Price. If the Escrow Deposit is not delivered to the Title Company within three (3) Business Days following the Effective Date, Seller shall have the right to terminate this Agreement by written notice delivered to Purchaser and upon any such termination, this Agreement shall be of no further force or effect.

1.04 Inspection Period.

a. Purchaser shall have until the date which is twenty-one (21) days after the Effective Date (the “Inspection Period”) within which to make all inspections, tests and investigations desired by Purchaser with respect to the Property. If, within the Inspection Period, Purchaser determines that it does not desire to purchase the Property for any reason, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller and the Title Company prior to 5:00 p.m. Dallas, Texas time on the final day of the Inspection Period and upon any such termination, the Escrow Deposit shall be delivered to Seller and this Agreement shall be of no further force and effect, except for the obligations that expressly survive the termination of this Agreement. If Purchaser fails to deliver written notice of the termination of this Agreement to Seller and the Title Company prior to 5:00 p.m. Dallas, Texas time on the final day of the Inspection Period, then Purchaser shall have no further right to terminate this Agreement pursuant to this Section 1.04(a). If this Agreement terminates for any reason, Purchaser shall promptly at Seller’s direction either deliver to Seller or destroy all Property Information (as hereinafter defined) and copies thereof. Additionally, if this Agreement terminates for any reason other than as a result of a Seller’s default, Purchaser shall deliver to Seller copies of all final written reports received by Purchaser and prepared by third parties for Purchaser in connection with its due diligence review of the Property, other than economic analyses (collectively, the “Reports”). The Reports shall be delivered to Seller without any representation or warranty as to the completeness, accuracy or any other matter set forth therein. Seller shall have no right to use or rely on the Reports without the express written consent of the preparer of such Report. Purchaser’s obligation to deliver the Property Information and the Reports to Seller shall survive any termination of this Agreement.

b. Purchaser and its agents, representatives and consultants shall be entitled to enter upon the Property for customary non-intrusive and non-invasive inspections, testing and examinations prior to the Closing upon not less than forty-eight (48) hours prior notice to Seller and subject to the rights of the tenants under the Leases and otherwise subject to all Permitted Exceptions (hereinafter defined) and applicable laws. Without limitation of the foregoing, Purchaser shall have the right to inspect the Leases and the files related thereto at the Property upon not less than forty-eight (48) hours prior notice to Seller. Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental inspection) and for any inspection which would alter the physical condition of the Property, prior to Purchaser’s commencement of such inspections, testing or examination. Prior to entry upon the Property, Purchaser shall obtain and deliver to Seller a certificate of insurance naming Seller, Manager and Seller’s lender as additional insureds, designating the Property as the applicable location, and evidencing liability insurance coverage with combined single limits of not less than $2,000,000.00. Purchaser shall not interfere with the tenants under the Leases in connection with any such entry onto the Property. Purchaser agrees to indemnify Seller, Manager and Seller’s lender and each of their respective agents, employees, contractors, members, officers and directors, and each of their respective successors and assigns (collectively, the “Seller Indemnity Parties”), and to hold and defend each of the Seller Indemnity Parties harmless from and against any and all causes of action, claims, damages, demands, liabilities, losses, costs and expenses including, without limitation, attorney fees and court costs, which are asserted against, suffered or incurred by any of the Seller Indemnity Parties as a result of the exercise by Purchaser of its rights under Section 1.04(b) of this Agreement, including without limitation (a) any failure to comply with the terms of this Section 1.04(b) by Purchaser or any of Purchaser’s agents, employees, representatives, consultants or contractors (collectively, “Purchaser’s Representatives”), and (b) any injury to or death of persons, or damage to or loss of property, caused by Purchaser or Purchaser’s Representatives in connection with the exercise by Purchaser of its rights pursuant to this Section 1.04(b); provided, however, Purchaser shall not be obligated to indemnify the Seller Indemnity Parties with respect to the mere discovery by Purchaser of any conditions on the Property (as long as no acts or omission of Purchaser or any of Purchaser’s Representatives exacerbates such condition) or with respect to any action, cause of action, claim, damage, liability, loss, cost or expense arising from the gross negligence or willful misconduct of any of the Seller Indemnity Parties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 1.04(b), THE INDEMNITY PROVISIONS OF THIS SECTION 1.04(b) SHALL BE APPLICABLE REGARDLESS OF WHETHER OR NOT ANY ACTION, CAUSE OF ACTION, CLAIM, DAMAGE, LIABILITY, LOSS, COST OR EXPENSE WAS CAUSED IN WHOLE OR IN PART BY THE SOLE OR CONCURRENT NEGLIGENT ACT OR OMISSION OF ANY SELLER INDEMNITY PARTY. Purchaser further agrees that it shall be solely responsible for any and all costs associated with the inspections described in this Section 1.04(b) and agrees to immediately discharge any liens that are filed against the Property as a result of such inspections. Immediately following each such inspection, Purchaser shall restore the Property to substantially the same condition as existed prior to such inspections. The obligations of Purchaser under this Section 1.04(b) shall survive the Closing and any termination of this Agreement.

c. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING (THE “CLOSING DOCUMENTS”), SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE DEED, AS DEFINED BELOW), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, SUITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G)THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS (HEREINAFTER DEFINED) OR ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (HEREINAFTER DEFINED), (I) THE PROPERTY INFORMATION (HEREINAFTER DEFINED), OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON OR ENTITY ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY PURCHASER’S EXECUTION HEREOF, PURCHASER ACKNOWLEDGES THAT NO PERSON OR ENTITY HAS MADE ANY REPRESENTATION, AGREEMENT, STATEMENT,

WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE CLOSING DOCUMENTS; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE, IF ANY, MADE BY ANY PERSON OR ENTITY ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE CLOSING DOCUMENTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER OTHER THAN THE INFORMATION PROVIDED IN SECTION 4.01. BY ITS ACCEPTANCE OF THE DEED AT THE CLOSING, PURCHASER SHALL, WITHOUT THE EXECUTION OF ANY ADDITIONAL DOCUMENT, WAIVE AND RELEASE ALL OBJECTIONS, SUITS, CAUSES OF ACTION, DAMAGES, LIABILITIES, LOSSES, DEMANDS, PROCEEDINGS, EXPENSES AND CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY CLAIM WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR BENEATH THE PROPERTY EXCEPT FOR CLAIMS PERMITTED PURSUANT TO SECTION 4.01(g). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE CLOSING DOCUMENTS. EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE CLOSING DOCUMENTS, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS, WHERE IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY SECTION 4.01 BELOW AND THE CLOSING DOCUMENTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE FOR THE PROPERTY HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS THE SELLER INDEMNITY PARTIES FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES AND COURT COSTS) IN

ANY WAY RELATING TO, OR IN CONNECTION WITH OR ARISING OUT OF PURCHASER’S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE OR MANAGEMENT OF THE PROPERTY. THE PROVISIONS OF THIS SECTION 1.04(C) SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 1.04(C) ARE AN IMPORTANT BASIS OF THE BARGAIN INDUCING SELLER TO CONVEY THE PROPERTY.

For the purposes of this Agreement, “Environmental Law” means any legal requirement in effect at the Closing Date pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of source water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any release to air, land, surface water, and groundwater); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC §§6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC §§1251 et seq., Clean Air Act of 1966, as amended, 42 USC §§7401 et seq., Toxic Substances Control Act of 1976, 15 USC §§2601 et seq., Hazardous Materials Transportation Act, 49 USC App. §§1801, Occupational Safety and Health Act of 1970, as amended, 29 USC §§651 et seq., Oil Pollution Act of 1990, 33 USC §§2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. §§11001 et seq., National Environmental Policy Act of 1969, 42 USC §§4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC §§300(f) et seq., and any similar, implementing or successor law, any amendment, rule, regulation, order or directive, issued thereunder.

For the purposes of this Agreement, “Hazardous Material” means any hazardous or toxic substance as defined in or regulated by any Environmental Law in effect at the pertinent date or dates.

d. Notwithstanding anything contained herein to the contrary, if Purchaser elects to terminate this Agreement for any reason and is entitled to receive a refund of any portion of the Escrow Deposit pursuant to the terms hereof, the Title Company shall first disburse to Seller the sum of one hundred dollars ($100.00) as independent consideration for Seller’s performance under this Agreement, which sum shall be retained by Seller in all instances.

e. Within three (3) Business Days after the Effective Date, Seller shall deliver to Purchaser or make available at the Property (to the extent in Seller’s possession) the following items (the “Property Information”):

(i) A copy of the most recent rent roll for the Property, which is attached hereto as Exhibit G (the “Rent Roll”)

(ii) Copies of the Service Contracts; and

(iii) Copies of the items listed on Exhibit F for the time periods indicated thereon.

f. Purchaser has obtained from Seller the following (together, “Existing Title”): (i) a title commitment issued by the Title Company on April 27, 2017 for the Property, accompanied by copies of all recorded documents listed on such title commitment (collectively the “Title Commitment”) and (ii) Seller’s existing boundary survey of the Property dated October 22, 2010 and updated on August 9, 2012 (the “Survey”). Purchaser has also received Seller’s Phase I Environmental Site Assessment prepared by Nova Consulting Group, Inc. and issued on October 2, 2012 (“Existing Environmental”) relating to the Property. Purchaser may, if it desires, at its sole cost and expense, have the Existing Title and/or Existing Environmental updated (“Updated Title” and “Updated Environmental”, as applicable). If there is a material change to the Existing Title and/or Existing Environmental, Purchaser shall have the right to disapprove the material change to the Existing Title and/or Existing Environmental, and such disapproval shall be set forth in one or more notices (each, a “Disapproval Notice”) given to Seller not later than the expiration of the Inspection Period stating the specific material change(s) to the Existing Title and/or Existing Environmental, and which specific terms, provisions or contents of said items and documents or contents of Existing Title and/or Existing Environmental, are disapproved by Purchaser. For purposes of this Section, “material change” means a material adverse change to the Existing Title and/or Existing Environmental, that (x) would prevent a commercial lender from providing a loan to Purchaser to acquire the Property, and/or (y) in the case of the Updated Environmental, reveals recognized environmental conditions. Seller shall have until the date which is fifteen (15) days after the date of the applicable Disapproval Notice (the “Cure Expiration Date”) in which to cure or eliminate or agree to cure or eliminate all items which Purchaser disapproves in the applicable Disapproval Notice, and to furnish evidence satisfactory to Purchaser and the Title Company (if applicable) that all such items have been cured or eliminated or that arrangements have been made with the Title Company (if applicable) and any parties in interest to cure or eliminate the same at or prior to the Closing. If such evidence is not received by Purchaser and the Title Company (if applicable) on or before the Cure Expiration Date and Seller is unable or unwilling to cure or eliminate such items, then Purchaser shall have the right to elect to terminate this Agreement within five (5) Business Days of receipt of written notice from Seller that Seller cannot or will not cure or eliminate such items (the “Seller No Action Notice”) and upon such election, the Escrow Deposit shall be immediately refunded to Purchaser, and thereupon the parties hereto shall have no further obligations one to the other under this Agreement (other than those that are expressly stated to survive the termination of this Agreement).

ARTICLE II.

SURVEY AND TITLE COMMITMENT; PERMITTED EXCEPTIONS

2.01 Title Commitment. Purchaser hereby acknowledges its receipt of the Title Commitment. Purchaser shall deliver written notice to Seller and the Title Company on or before the expiration of three (3) Business Days after the receipt of the New Survey (such notice being called the “Objection Notice”) if the condition of title to the Property as set forth in the Title Commitment is not satisfactory. In the event Purchaser states in the Objection Notice that the condition of title to the Property is not satisfactory, Seller may (but shall not be obligated to), at

Seller’s sole cost and expense, undertake to eliminate or modify all unacceptable matters described in the Objection Notice to the reasonable satisfaction of Purchaser. In the event Seller has not satisfied (or elected to satisfy by Closing) such objections between the date Seller receives the Objection Notice and 5:00 p.m. Dallas, Texas time one (1) Business Day before the expiration of the Inspection Period (such period being called the “Cure Period”), Purchaser may, at its option and as its sole remedy, either (a) accept title to the Property subject to the objections raised by Purchaser, without an adjustment in the Purchase Price, in which event such objections shall be deemed to be waived for all purposes, or (b) terminate this Agreement by written notice delivered to the Title Company and Seller prior to 5:00 p.m. Dallas, Texas time on the final day of the Inspection Period, in which event the Escrow Deposit shall be delivered to Seller by the Title Company and this Agreement shall be of no further force or effect. Notwithstanding the foregoing, if Seller fails to cure any Monetary Lien or if Purchaser terminates this Agreement pursuant to Section 1.04(f), the Escrow Deposit shall be refunded to Purchaser by the Title Company. If Seller has not responded to Purchaser’s Objection Notice by the end of the Cure Period, Seller shall be deemed to have given notice that it does not intend to cure any of Purchaser’s objections. If Purchaser shall fail to deliver the Objection Notice upon the earlier to occur of (i) no later than three (3) Business Days after receipt of the New Survey, or (ii) prior to the expiration of the Inspection Period, Purchaser shall be conclusively deemed to have approved the condition of the title to the Property as set forth in the Title Commitment and on the New Survey, and all matters set forth therein shall be included within the Permitted Exceptions (as hereinafter defined). Notwithstanding the foregoing, Seller, at its cost, shall be obligated to cure or remove by Closing, the following: all mortgages and deeds of trust against the Property, mechanics’ and materialmens’ liens and all other liens against the Property of a liquidated amount, including any interest, penalties and fees associated therewith arising by, through or under Seller (collectively “Monetary Liens”).

2.02 Survey. Purchaser hereby acknowledges its receipt of the Survey. Purchaser shall promptly order and upon receipt deliver to Seller an ALTA survey of the Property (the “New Survey”), such new survey shall be at Purchaser’s sole cost and expense.

2.03 Permitted Exceptions. The Property shall be conveyed to Purchaser subject only to the Permitted Exceptions. Any matters described in the Title Commitment or shown on the Survey or the New Survey that are not included on the Objection Notice or matters included in the Objection Notice for which Seller chose not to cure during the Cure Period other than Monetary Liens are collectively called the “Permitted Exceptions”.

ARTICLE III.

CLOSING

3.01 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of the Title Company, prior to 3:00 p.m. Dallas, Texas time on or before thirty (30) days after the final day of the Inspection Period (such date being called the “Closing Date”).

3.02 Seller’s Obligations at Closing. At the Closing, Seller shall do the following:

a. Execute, acknowledge, and deliver to the Title Company a special warranty deed (the “Deed”) in the form of the deed attached hereto as Exhibit B and made a part hereof for all purposes, conveying the Land and the Improvements to Purchaser, subject only to the Permitted Exceptions.

b. Execute, acknowledge and deliver to the Title Company a bill of sale and assignment and assumption of leases and service contracts (the “Assignment”) in the form as attached hereto as Exhibit C and made a part hereof for all purposes.

c. Execute and deliver to the Title Company a certification of non-foreign status of Seller pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

d. Execute and deliver to the Title Company a letter addressed to the tenants under the Leases advising such tenants of the sale of the Property to Purchaser (collectively, the “Tenant Notice Letters”), in the form attached hereto as Exhibit D and made a part hereof.

e. Execute and deliver to the Title Company a closing statement approved by Seller and Purchaser and a customary affidavit of debts, liens and parties in possession in form reasonably acceptable to Seller and the Title Company.

f. Deliver such organizational and authority documents of Seller to the Title Company as the Title Company may reasonably require in connection with the Closing.

g. Deliver to the Title Company a rent roll for the Property dated within five (5) days of the Closing Date and certified by Manager to be true and correct in all material respects to its knowledge (the “Updated Rent Roll”).

h. Cause to be furnished and delivered to Purchaser an owner policy of title insurance issued by the Title Company or a commitment from the Title Company to deliver the same (the “Policy”) insuring fee simple title to the Land and Improvements in a face amount equal to the Purchase Price and containing no exceptions other than the Permitted Exceptions.

i. Deliver to Purchaser a termination of the existing management agreement for the Property, executed by the Seller and the Manager (to the extent required to be executed by the Manager).

j. Deliver or make available at the Property, in each case to the extent in the possession of Seller or the Manager: (i) originals (or copies to the extent originals are not available) of all Leases (including the related lease files) and Assumed Contracts; (ii) originals (or copies to the extent originals are not available) of all certificates of occupancy, guaranties, warranties, governmental permits, approvals and licenses issued with respect to the Property; and (iii) all plans, specifications, mechanical, electrical and plumbing layouts, operating manuals, purchase orders, brochures, marketing materials, advertisements, tenant lease files, and other files and records in the possession of Seller and its managing agent and utilized in connection with the operation and maintenance of the Property and Improvements.

3.03 Purchaser’s Obligations at Closing. Contemporaneously with the performance by Seller of its obligations set forth in Section 3.02 above, Purchaser shall do the following at the Closing:

a. Pay to Seller (or cause the Title Company to pay to Seller) the Purchase Price as provided in Section 1.02 above, as adjusted in accordance with the prorations as set forth in this Agreement.

b. Execute and deliver the Assignment to the Title Company.

c. Execute and deliver the Tenant Notice Letters to the Title Company.

d. Deliver to the Title Company such organizational and authority documents of Purchaser as the Title Company may reasonably require in connection with the Closing.

e. Execute and deliver to the Title Company such other documents as the Title Company may reasonably require in connection with the Closing including, without limitation, a closing statement.

3.04 Closing Costs. Seller shall pay (a) the basic premium payable for the Policy (excluding the cost of any endorsements or extended coverage thereto and the cost of any lender’s policy of title insurance) and (b) the documentary stamp taxes associated with the conveyance of the Property to Purchaser that are due upon recordation of the Deed. Purchaser shall pay (a) the costs of recording the Deed, (b) all premiums payable for any endorsements to the Policy and the cost of any or extended coverages to the Policy and the cost of any lender’s policy of title insurance, and (c) costs required to update, revise or recertify the Survey. The escrow fees of the Title Company shall be shared equally by Seller and Purchaser. Except as provided in Section 7.11 below, Seller and Purchaser shall each pay their own legal fees in connection with this Agreement.

3.05 Prorations. The following items shall be prorated between Seller and Purchaser (with Purchaser deemed to be holding title as of 12:01 a.m. on the Closing Date):

a. Seller shall be responsible for the payment of all ad valorem and other real estate taxes and assessments with respect to the Property imposed by any governmental authority (collectively, the “Taxes”) that are due and payable as of Closing. All Taxes that are not due and payable as of Closing with respect to the Property shall be prorated between Seller and Purchaser as of the Closing Date, and Purchaser shall assume liability for the Taxes for the year in which the Closing occurs. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of the Taxes shall be made upon the basis of the tax rate for the immediately preceding tax year applied to the latest assessed valuation of the Property. Within thirty (30) days after the actual amount of the Taxes for the year in which the Closing occurs are determined, Seller and Purchaser shall adjust the proration of the Taxes and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment.

b. All rents and other sums due under the Leases for the month in which the Closing occurs which have been collected by Seller as of the Closing Date shall be prorated between Seller and Purchaser as of the Closing Date. Any prepaid rents or other sums due under the Leases for the period following the Closing Date shall be paid over by Seller to Purchaser. All rents and other sums due under the Leases for the month in which the Closing occurs which have not been collected by Seller as of the Closing Date shall not be prorated. Following the Closing, Purchaser will attempt to collect any such amounts in the ordinary course of business, but shall not be obligated to spend any money or take legal action to collect any such amounts. In the event Purchaser collects rents after the Closing attributable to the period prior to the Closing from a tenant that owes rents as of the Closing Date, then Purchaser shall promptly remit the balance thereof to Seller after applying such collections to arrearages owed to Purchaser. Any rent or other income received by Seller after Closing which are owed to Purchaser shall be remitted to Purchaser promptly after receipt for allocation and disbursement as provided herein.

c. All refundable resident security deposits, to the extent actually held by Seller, will be credited against the Purchase Price and assumed by Purchaser.

d. All other income and operating expenses (including utilities not payable by tenants to the applicable utility providers but excluding any lump-sum or upfront payment under any Assumed Contracts) of the Property (subject to the terms of Section 1.04(c) above) shall be prorated between Seller and Purchaser as of the Closing Date based upon the best available information. All items of income and expense for the period prior to the Closing Date will be for the account of Seller, and all items of income and expense for the period from and after the Closing Date will be for the account of Purchaser. Seller and Purchaser hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated within thirty (30) days after the Closing Date, or as soon as sufficient information is available to permit the parties to accurately calculate such proration(s), and either party owing the other party a sum of money based on such subsequent proration(s) shall pay said sum to the other party within ten (10) days after such calculation is made and agreed upon by the parties. Any discrepancy resulting from such recalculation and any errors or omission in computing prorations at Closing shall be corrected at this time.

e. Not more than two (2) Business Days prior to Closing (“Walk Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $500 per unit. As used herein, “‘rent ready’ condition” shall mean ready in accordance with Seller’s normal practices and procedures as of the date of this Agreement. Nothing contained in this Section shall be construed as limiting Purchaser’s rights and Seller’s obligations under the other provisions of this Agreement.

f. Seller and Purchaser shall endeavor to cause the Title Company to prepare a draft joint closing/settlement statement containing the prorations described in this Section 3.07 and deliver the same together with invoices or bills for all prorated expenses and other reasonable backup information from Seller no later than 3:00 p.m. Dallas, Texas time two (2) Business Days before Closing.

g. This Section 3.07 shall survive the Closing.

3.06 Purchaser’s Obligations After the Closing. Purchaser shall deliver copies of the fully executed Tenant Notice Letters to the respective tenants noted therein promptly after Closing provided that Purchaser receives copies of the fully executed Tenant Notice Letters at Closing from Seller, and Purchaser shall indemnify, defend and hold Seller harmless from any and all suits, claims, demands, causes of action, damages, losses, fees and expenses (including, without limitation, attorneys’ fees and expenses and court costs) in any way relating to Purchaser’s failure to deliver the Tenant Notice Letters to the tenants noted therein.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

4.01 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, both as of the Effective Date and as of the Closing Date, as follows:

a. Seller has all requisite power and authority, and has taken all actions required by its organizational documents to authorize it to execute and deliver this Agreement. The individual executing this Agreement and any other documents and instruments executed by Seller pursuant hereto has the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

b. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

c. There are no actions, suits or proceedings pending or, to the actual knowledge of Seller, threatened or asserted against or with respect to Seller or the Property.

d. Seller has not received written notice of, and has no actual knowledge of any condemnation action, special assessment or other imposition of any nature which is pending or being contemplated with respect to the Property or any portion thereof, other than ad valorem taxes and assessments.

a. All rent rolls provided to Purchaser are, or to be provided by Seller will be, true and correct in all material respects as of the date shown thereon.

b. Exhibit H attached hereto lists all Service Contracts. To Seller’s actual knowledge, there exist no material defaults under any Service Contract.

c. Seller has not received any written notice from any governmental agency of any uncured violation of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property, including without limitation violation of Environmental Laws (as defined in Section 1.04(c) hereof).

d. As used herein, Seller’s actual knowledge is limited to the current and conscious knowledge of Michael Sauer, the asset manager of the Property who has knowledge of the day-to-day operations of the Property. Under no circumstances shall any individual named above have any personal liability under this Agreement.

e. Seller shall promptly notify Purchaser in writing of any event or condition known to Seller which occurs prior to Closing Date and which causes a material change in the facts relating to, or the truth of, any of the representations and warranties set forth in this Section 4.01. Such representations and warranties, as modified by Seller prior to Closing, shall survive the Closing for a period of six (6) months after the Closing and thereafter shall be of no further force and effect unless and to the extent that Purchaser shall have asserted a breach of any such representation or warranty in a written notice to Seller delivered prior to the expiration of such six (6) month period. Subject to the foregoing limitation on survival, in the event there is a material breach of one or more of the representations or warranties set forth in this Section 4.01, Purchaser shall be entitled to recover from Seller the actual damages suffered by Purchaser as a proximate result of Purchaser’s reliance upon any such representation or warranty up to a maximum aggregate amount of $250,000 (the “Surviving Cap”). Seller shall not be liable for any claim(s) which in the aggregate do(es) not exceed $25,000. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in Section 4.01 to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that is contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that any of the representations and warranties made by Seller in Section 4.01 above are not true and correct in all material respects, then Purchaser may, at its option and as its sole and exclusive remedy, by sending to Seller written notice of its election, either (i) terminate this Agreement, in which event the Escrow Deposit shall be refunded to Purchaser by the Title Company, or (ii) waive such inconsistency and proceed to Closing with no adjustment in the Purchase Price, in which event Seller shall have no further liability as to such matter thereafter. Notwithstanding the foregoing, if a material breach of a representation or warranty was intentionally or willfully made by Seller, and if Purchaser elects to terminate this Agreement as a result thereof, Seller shall be obligated to reimburse Purchaser for all out-of-pocket expenses reasonably incurred by Purchaser in connection with this Agreement, not to exceed the amount of $25,000 (the “Reimbursement Cap”). In no event shall Seller be liable to Purchaser under this Agreement at law or in equity for indirect, special, consequential (including lost profits) or punitive damages arising out of or in connection with this Agreement or otherwise in excess of the Surviving Cap.

4.02 Representations and Warranties of Purchaser—DTPA WAIVER. Purchaser represents and warrants to Seller, both as of the Effective Date and as of the Closing Date, as follows:

a. Purchaser has all requisite power and authority, and has taken all actions required by its organizational documents to authorize it to execute and deliver this Agreement. All of the individuals executing this Agreement and any other documents and instruments executed by Purchaser pursuant hereto have the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

b. PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION, (B) PURCHASER IS REPRESENTED BY LEGAL COUNSEL,

(C) PURCHASER IS SEEKING TO ACQUIRE THE PROPERTY, WHICH WILL NOT BE USED AS A FAMILY RESIDENCE, FOR A CONSIDERATION THAT EXCEEDS $500,000, AND (D) EITHER (i) PURCHASER IS A BUSINESS ENTITY THAT EITHER HAS ASSETS OF $25,000,000 OR MORE OR IS OWNED OR CONTROLLED BY A CORPORATION OR ENTITY WITH ASSETS OF $25,000,000 OR MORE, OR (ii) PURCHASER IS A SOPHISTICATED REAL ESTATE INVESTOR AND HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION. PURCHASER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS, REMEDIES AND BENEFITS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (SECTIONS 17.41 AND FOLLOWING OF THE TEXAS BUSINESS AND COMMERCE CODE) AND ANY OTHER SIMILAR CONSUMER PROTECTION LAW, WHETHER FEDERAL, STATE OR LOCAL (THE “DTPA”). PURCHASER COVENANTS NOT TO SUE SELLER UNDER THE DTPA OR ANY SUCH SIMILAR CONSUMER PROTECTION LAW.

c. Such representations and warranties shall survive the Closing for a period of six (6) months after the Closing.

4.03 Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser that from the Effective Date until the Closing Date:

a. Seller shall operate, maintain and lease the Property in substantially the same manner as it has prior to the Effective Date. Seller shall give Purchaser copies of all written notices received by Seller asserting any breach or default under the Leases or the Assumed Contracts or any violation of any licenses, permits, governmental approvals or certificates of occupancy or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Property. Seller shall perform when due all of Seller’s obligations under all applicable laws.

b. Seller shall notify Purchaser of any litigation, arbitration, administrative hearing or condemnation proceeding before any court or governmental agency concerning or affecting the Property which is instituted after the Effective Date and of which Seller receives written notice, except for routine resident eviction matters.

c. After the expiration of the Inspection Period, Seller will not enter into any new service contract with respect to any portion of the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except that Seller shall be entitled, without Purchaser’s consent, to enter into service contracts in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

d. Seller shall maintain the current or substantially similar insurance coverage on the Property.

e. Prior to the expiration of the Inspection Period, Purchaser shall deliver notice to Seller of which Service Contracts (other than “national contracts”) set forth on Exhibit

H Purchaser elects to cause Seller to terminate in accordance with the terms of this paragraph. Seller will provide a notice of termination for all such Service Contracts that Purchaser elects to cause Seller to terminate, provided that such Service Contracts can be terminated in accordance with their terms without the payment of a termination fee or penalty by Seller, unless Purchaser agrees to bear the entire cost of such fee or penalty (the “Terminable Service Contracts”). Purchaser shall assume at Closing (i) all Service Contracts identified as “Must Assume” on Schedule 4.03(e) attached hereto, (ii) all Service Contracts (other than “national contracts”) other than the Terminable Service Contracts, and (iii) all Service Contracts (other than “national contracts”) that Purchaser has not notified Seller on or prior to the expiration of the Inspection Period to terminate. In any event, Seller will terminate, at no cost to Purchaser, all management agreements.

ARTICLE V.

CASUALTY AND CONDEMNATION

5.01 Casualty. Seller shall deliver written notice to Purchaser of any damage to the Property by fire or other casualty which occurs prior to the Closing. If prior to the Closing, any fire or casualty damage to the Property occurs which would cost $1,000,000.00 or more to repair, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller within ten (10) days after Purchaser receives written notice of such damage and immediately upon such termination, the Escrow Deposit shall be delivered to Purchaser. If Purchaser does not elect to terminate this Agreement, or in the event of fire or casualty damage which would cost less than $1,000,000.00 to repair, then the Closing shall take place as provided in this Agreement without any offset against or deduction from the Purchase Price and Seller shall assign to Purchaser at the Closing all of Seller’s rights to receive insurance proceeds as a result of such damage and Seller shall pay to Purchaser the amount of the deductible, if any, payable under Seller’s policy of fire and casualty insurance. Purchaser and Seller agree that the Uniform Vendor-Purchaser Risk of Loss Act shall not apply to this Agreement.

5.02 Condemnation. Seller shall deliver to Purchaser written notice of any pending, proposed or threatened taking or condemnation of all or any material portion of the Property of which Seller receives notice prior to the Closing. If prior to the Closing, any taking or condemnation of all or any material portion of the Property is proposed or threatened, or if Seller or Purchaser receive notice that any such taking or condemnation is pending, then in such event, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller within ten (10) days after Purchaser receives notice of such pending, proposed or threatened taking or condemnation and upon such termination, the Escrow Deposit shall be refunded to Purchaser. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as provided in this Agreement without any offset against, or deduction from, the Purchase Price and there shall be assigned to Purchaser at the Closing all right, title and interest of Seller in and to all condemnation proceeds which may be paid or payable with respect to the Property. For the purposes of this Section 5.02, “material portion of the Property” shall mean a taking of more than ten percent (10%) of the Land or that materially adversely affects the current use of the Property.

ARTICLE VI.

PROVISIONS WITH RESPECT TO DEFAULT

6.01 Default by Seller. In the event Seller fails to perform any of its material obligations hereunder (and fails to cure same within five (5) Business Days of receipt of written notice from Purchaser) or consummate the Closing for any reason, except for a default by Purchaser, Purchaser may, at its election and as its sole and exclusive remedy, either (a) terminate this Agreement and immediately receive a refund of the Escrow Deposit from the Title Company together with reimbursement by Seller to Purchaser of all actual and verifiable third-party out-of-pocket expenses reasonably incurred by Purchaser in connection with this Agreement not to exceed the Reimbursement Cap, or (b) bring an action to enforce specific performance of this Agreement against Seller, provided that such action is commenced within sixty (60) days after the Closing Date. Purchaser specifically waives all other rights and remedies, including, without limitation, the right to actual, punitive, speculative, consequential or other damages and, except for having the right to file as lis pendens as provided for as part of Purchaser’s remedy of specific performance, Purchaser specifically waives the right to file any lien, notice, petition, memorandum or other instrument in the real estate records of the appropriate county or otherwise.

6.02 Default by Purchaser. In the event Purchaser fails to perform any of its obligations hereunder or fails to purchase the Property for any reason, except for a default by Seller as provided in Section 6.01 above, Seller may, at its election and as its sole and exclusive remedy, terminate this Agreement and receive the Escrow Deposit from the Title Company as liquidated damages. The parties have agreed that Seller’s actual damages, in the event of Purchaser’s breach hereof, would be extremely difficult or impracticable to determine. Therefore, the parties acknowledge that the Escrow Deposit has been agreed upon, after negotiation, as the parties’ reasonable estimate of Seller’s damages. The foregoing shall in no way be deemed to limit any of Purchaser’s liability to Seller pursuant to any indemnification provisions contained in this Agreement, or with respect to any other obligations which survive the Closing or which are to be performed by the Purchaser after the Closing as provided in other Sections of this Agreement.

ARTICLE VII.

MISCELLANEOUS

7.01 Brokerage Fees and Commissions. Each party represents and warrants to the other that such party has not dealt with a real estate agent or broker in connection with the negotiation of this Agreement except CBRE (“Broker”). If the Closing occurs, Seller shall pay Broker a commission in accordance with the terms of a separate agreement between Seller and Broker. If any other claims for brokerage commissions or fees are ever made against Seller or Purchaser in connection with this transaction, all such claims shall be handled and paid by the party whose commitments form the basis of such claims. Seller and Purchaser each agree to indemnify and hold harmless the other from and against any and all such claims or demands with respect to any brokerage fees or agents’ commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated herein insofar as any such claim or demand is based upon a contract or commitment of the indemnifying party. This Section 7.01 shall survive the Closing and any termination of this Agreement.

7.02 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either (a) on the date personally delivered to the address indicated herein, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) five (5) days following deposit in the United States mail if by certified or registered mail, return receipt requested, addressed to the intended recipient at the address indicated herein; (c) one (1) Business Day following the day deposited into the custody of a nationally recognized overnight delivery service such as Fed Ex for overnight next day delivery, addressed to such party at the address specified herein; or (d) on the day sent if sent by email before 5:00 p.m. Dallas, Texas time (or the following day if sent after 5:00 p.m. Dallas, Texas time) to the intended recipient at the email address noted below.

If to Seller:	MREI III Bay Club, LLC
5429 LBJ Freeway, Suite 800
Dallas, Texas 75240
Attn: John Ascenzo
Email: jascenzo@milestonegp.com

with a copy to:	Gardere Wynne Sewell LLP
2021 McKinney Avenue
Suite 1600
Dallas, Texas 75201
Attn: J. Trevor Ives
Email: tives@gardere.com

If to Purchaser:	Resource Apartment OP III, LP
c/o Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
Attn: Pamela Arms
Email: parms@resourcerei.com

with a copy to:	Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
Attn: Aldie Jennings Loubier, Esq.
Email: aloubier@resourcerei.com

Any party hereto may, at any time by giving five (5) days’ written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

7.03 Entire Agreement; Modification. This Agreement embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

7.04 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.05 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, provided that except as hereafter provided, no assignment shall be made by either party without the prior written consent of the other party.

7.06 Time of Essence. Time is of the essence in this Agreement and of each covenant and agreement that is to be performed at a particular time or within a particular period of time. However, if the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday, and for the purpose of this Agreement, the term “Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

7.07 Multiple Counterparts; Facsimile Signatures. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Signatures to this Agreement may be transmitted via facsimile or scanned and e-mailed, and delivery thereby shall be deemed sufficient for all purposes to the same extent as would be delivery of an original signature.

7.08 Assignment by Purchaser. Purchaser shall not have the right to assign this Agreement without the prior written consent of Seller. Notwithstanding the foregoing, Purchaser shall be entitled to assign this Agreement to an entity controlled by or under common control with Purchaser without Seller’s prior consent (but with written notice delivered to Seller of such assignment at least ten (10) days prior to the Closing Date).

7.09 Prohibition on Recording Agreements. Except as provided for herein, Purchaser agrees that neither this Agreement, a copy of this Agreement, nor any instrument describing or referring to this Agreement shall ever be filed of record in the County in which the Property is located, and in the event Purchaser records this Agreement, a copy of this Agreement or any instrument describing or referring to this Agreement, Seller, at Seller’s option, may terminate this Agreement and receive immediate payment of the Escrow Deposit from the Title Company. Seller acknowledges that Purchaser is entitled to file a lis pendens as part of its remedy under Section 6.01(b) in the event of a default by Seller and therefore agrees that the filing of such lis pendens, or Purchaser’s compliance with the statutory requirements associated therewith, do not violate this Section 7.09.

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located, without reference to its choice of law principles.

7.11 Attorneys’ Fees. Should either party hereto institute any action or proceeding in court to enforce this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party all reasonable attorneys’ fees and court costs in connection with such action or proceeding

7.12 Reporting Person. The Title Company is hereby designated as the “Reporting Person” pursuant to Section 6045 of the Internal Revenue Code and the Regulations promulgated thereunder.

7.13 Construction. The parties acknowledge and agree that the parties and their counsel have reviewed this Agreement and this Agreement will not be presumptively interpreted against either party.

7.14 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the invalid, illegal, or unenforceable provision will not affect any other provisions, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision is severed and deleted from this Agreement.

7.15 Gender; Number. Unless the context requires otherwise, all pronouns used in this Agreement will be construed to include the other genders, whether used in the masculine, feminine or neuter gender. Words in the singular number will be construed to include the plural, and words in the plural will be construed to include the singular.

7.16 Confidentiality. Purchaser shall keep confidential the existence and the terms of this Agreement, except as to their employees, consultants, attorneys, accountants, and other agents that may be involved in conducting the due diligence related to the transactions contemplated by this Agreement. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to the Property and/or Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that (i) Purchaser may disclose such data and information to the employees, consultants, accountants, and attorneys of Purchaser provided that Purchaser advises such persons of the confidential nature of such information and in all events Purchaser shall be responsible for its employees, consultants, accountants and attorneys’ obligation to keep confidential the data and information provided to them pursuant to this Agreement, and (ii) Purchaser’s obligation to keep such information confidential shall terminate as of the earlier to occur of the Closing or the expiration of eighteen (18) months after the date Purchaser terminates this Agreement, except that such period shall equal three (3) years for any customer information and data. Purchaser, its employees, agents, consultants, accountants, and attorneys shall use Seller’s confidential information only for purposes of evaluating whether to consummate the transactions contemplated by this Agreement, and for no other purposes. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 7.16, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 7.16 shall survive the termination of this Agreement.

7.17 Filings/Press Releases. Prior to Closing, both Seller and Purchaser agree to keep the terms of this Agreement confidential, and not to disclose its contents to anyone except (a) their respective lenders, investors, partners, legal counsel, accountants, and other representatives that are involved with the consummation of this transaction; or (b) as may be required by applicable law, except that either party may make such public announcement regarding the transaction contemplated by this Agreement as may, in such party’s reasonable judgment, be required by applicable law, including, without limitation, disclosures required to be made to the Securities and Exchange Commission and any press releases issued in connection with such Securities and Exchange Commission. Notwithstanding the foregoing, after Closing, either Seller or Purchaser shall be permitted to make public announcements provided the same does not identify the other party, the Purchase Price or the street address of the Property.

7.18 Watch List. In the event that Purchaser, any assignee of Purchaser, Purchaser’s lender, or the source of any of Purchaser’s equity for the consummation of this Agreement appears on the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury prior to Closing, Seller may, by written notice given to Purchaser at or before the Closing, terminate this Agreement. If Seller elects to terminate this Agreement, pursuant to this Section 7.18, the Escrow Deposit shall be promptly paid to Seller by the Title Company and neither party shall have any further rights or obligations hereunder, except for the obligations that expressly survive the termination of this Agreement, all of which shall survive the Closing or, if the purchase and sale contemplated hereunder is not consummated, any termination of this Agreement.

7.19 Effective Date. The Effective Date shall be June 12, 2017.

7.20 Exclusivity. Until the earlier to occur of termination of this Agreement or the Closing Date, Seller (and Seller’s agents, including Broker) shall cease to market the Property and shall refrain from solicitation of backup offers and any discussion, negotiation or any other communication concerning or related to the sale of the Property with any third party other than Purchaser.

7.21 Rule 3-14 Compliance. Seller shall on or up to forty-five (45) days after Closing provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or the Manager or accountants, necessary to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one immediately preceding calendar year. Purchaser shall be responsible for all out-of-pocket costs associated with this audit and the reasonable costs of all personnel required to participate in this audit. Seller shall up to forty-five days after the Closing reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which will include responding to verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser. Seller shall maintain its records for use under this Section 7.21 for a period of not less than ninety days after the Closing Date. The provisions of this Section shall survive Closing for a period of ninety (90) days.

7.22. Florida Disclosure.

(a) Florida law requires the following disclosure to be given to the purchaser of property in Florida. Seller has made no independent inspection of the Property to determine the presence of conditions which may result in radon gas; however, Seller is not aware of any such condition. Certain building methods and materials have been proven to reduce the possibility of radon gas entering the building:

“RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.”

(b) JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY EITHER PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

MREI III BAY CLUB, LLC, a Delaware limited liability company

By:	/s/ Jeff Goldberg
Print:	Jeff Goldberg
Its:	Co-President

Date of Execution:	June 12, 2017

PURCHASER:

RESOURCE APARTMENT OP III, LP, a Delaware limited partnership

By:	Resource Apartment REIT III, Inc., its general partner

	By:	/s/ Steven R. Saltzman
	Print:	Steven R. Saltzman
	Its:	CFO

Date of Execution: June 12, 2017

JOINDER OF THE TITLE COMPANY

The Title Company hereby acknowledges receipt of the Escrow Deposit and a copy of this Agreement and agrees to hold and disburse the Escrow Deposit in accordance with the provisions of this Agreement. It is expressly acknowledged and agreed to by the Title Company that in no event shall the joinder, consent, agreement or signature of the Title Company be necessary or required in connection with any amendment, modification or termination of this Agreement. The Title Company is hereby directed to complete the Effective Date on the cover page and on page 1 of this Agreement in accordance with Section 7.19 of this Agreement.

REPUBLIC TITLE OF TEXAS, INC.

By:
Print:
Its:

Date:

EXHIBIT A

Property Description

[To be attached]

Exhibit A

EXHIBIT B

Deed

PREPARED BY AND

AFTER RECORDING RETURN TO:

Property Identification Number(s): [Insert Here]

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

            , a(n)             (“Grantor”), in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration in hand paid by             , a(n)             (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, hereby GRANTS, BARGAINS, SELLS and CONVEYS unto Grantee the real property located in Duval County, Florida, which is more particularly described on Exhibit “A” attached hereto and made a part hereof, together with (i) all and singular, all of Grantor’s right, title and interest, if any, in and to any and all rights, benefits, privileges, easements, tenements, and appurtenances thereon and pertaining thereto, including all of Grantor’s right, title and interest, if any, in and to any adjacent streets, roads, alleys, easements and rights-of-way, (ii) any and all improvements and buildings located on such real property (said real property, together with such rights, appurtenances and interests, improvements and buildings being collectively called the “Property”), subject to, however, the exceptions set forth in Exhibit “B” attached hereto and made a part hereof (said exceptions being called the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, its successors and assigns forever. Grantor does hereby bind itself, and its legal representatives and successors to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomever lawfully claiming or to claim the same or any part thereof, by or under Grantor, but not otherwise, and subject to the Permitted Exceptions.

[Signatures on following page]

Exhibit B

EXECUTED to be effective as of the             day of             , 20            .

,

By:
Print:
Its:

STATE OF                                             §

                                                        §

COUNTY OF                                        §

This instrument was acknowledged before me on the             day of             , 20        , by                         ,                                 of                         .

NOTARY PUBLIC IN AND FOR THE STATE OF

My Commission Expires:
(Printed Name of Notary)

Grantee’s Address:

Exhibits to be attached

Exhibit B

EXHIBIT C

Assignment

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF LEASES AND SERVICE CONTRACTS

This instrument (this “Agreement”) is executed and delivered as of the         day of                     , 20         (the “Effective Date”), by and between                                     , a(n)                                          (“Seller”), and                                          , a(n)                                          (“Purchaser”), covering the real property described in Exhibit “A” attached hereto (the “Real Property”).

5.	Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following:

(5)	Tangible Personalty. All of Seller’s right, title and interest, if any, in and to the furniture, fixtures, equipment, interior appliances, machines, apparatus, supplies and tangible personal property of every nature and description and all replacements thereof owned by Seller, if any, located in or on the Real Property and described on Exhibit “B” attached hereto; and

(b) Intangible Personalty. To the extent transferable without the consent of third parties, all of Seller’s right, title and interest, if any, in and to the intangible property that is owned by Seller and appurtenant to the ownership, operation, maintenance, and use of the Real Property including, without limitation, all of the rights of Seller to the following to the extent that they are specific to the Real Property and no other real property (i) the use of the name “Bay Club” and any other trade names, trademarks, logos and symbols associated with or used in connection with the Real Property, (ii) telephone and facsimile numbers owned or maintained by or on behalf of Seller with respect to the Real Property, (iii) all web addresses, domain names and URLs as well as all social media accounts and logo, photo, video and e-brochure files with respect to the Real Property and (vi) any guaranties, warranties or miscellaneous transferable rights related to the Real Property, without warranty as to exclusivity or otherwise.

2. Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts and assumes the following:

(5)	Leases. All of the Seller’s right, title and interest, if any, in and to the unexpired leases or other occupancy agreements (the “Leases”) covering the Real Property, as set forth on the Rent Roll attached hereto as Exhibit “C”, and Purchaser hereby assumes all of the Seller’s obligations under the Leases;

(b) Service Contracts. All of the Seller’s right, title and interest, if any, under all contracts described on Exhibit “D” attached hereto (the “Service Contracts”), and Purchaser hereby assumes the obligations of Seller under the Service Contracts.

Exhibit C

3. Purchase and Sale Agreement. The rights, titles and interests conveyed pursuant to this Agreement are subject to the terms, provisions and agreements set forth in Section 1.04(c) of that certain Agreement of Purchase and Sale, dated                          , 20    , made and entered into by and between Seller and Purchaser, as the same may have been amended, modified and/or assigned.

4. Indemnification. Seller shall defend, indemnify and hold Purchaser harmless from and against any causes of action, claims, damages, demands, liabilities, losses, costs and, expenses including, without limitation, attorneys’ fees and court costs, asserted against, suffered or incurred by Purchaser by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations under the Leases or under the Service Contracts accruing before the Effective Date. The foregoing notwithstanding, this indemnification shall not apply to any cost, liability, damage or expense in any way caused by or relating to the physical condition of the Property and shall be subject in all respects to Paragraph 3 above. Purchaser shall defend, indemnify and hold Seller harmless from and against any causes of action, claims, damages, demands, liabilities, losses, costs and, expenses including, without limitation, attorneys’ fees and court costs, asserted against, suffered or incurred by Seller by reason of the failure of Purchaser to fulfill, perform, discharge, and observe its obligations under the Leases or under the Service Contracts accruing from and after the Effective Date.

5. Counterparts. This instrument may be executed in any number of identical counterparts, all of which shall together constitute a single original.

[Signatures on following page]

Exhibit C

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date written above.

SELLER:

,

a(n)

By:

Name:

Title:

PURCHASER:

,

a(n)

By:

Name:

Title:

Exhibits to be attached

Exhibit C

EXHIBIT D

Tenant Notice Letter

                    , 20

RE:	(the “Project”)

Dear Tenant:

Please be advised that effective                             , 20    ,                                      has sold the Project to                                         , a(n)                                 (“Purchaser”). Effective                                              , 20__, your security deposit in the amount of $                         has been transferred to Purchaser. Purchaser acknowledges that it has received and is responsible for your security deposit.

All future rental payments should be sent to Purchaser at the following address:

Any questions regarding maintenance and management of the Project should be addressed to Purchaser at the following address:

[Seller]	By:	,

By:
Name:
Title:

[Purchaser]	By:	,

By:
Name:
Title:

Exhibit D

EXHIBIT E

Tangible Property

Exhibit E

EXHIBIT F

Property Information

Critical Items:

(1)	Monthly income statements for the Property beginning December 2015 and through date of sale;

(2)	General Ledger for 2016 (full year) and 2017 (thru date of sale);

(3)	Copies of all real estate tax bills for 2015 and 2016 as well as any assessments or tax bills for 2017;

(4)	Copies of all property utility bills for past 12 months;

(5)	On-site access to all current Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files; as well as all leases that were in effect during any time in 2016.

Other Items:

(6)	Copies of all utility contracts if applicable;

(7)	Current notices to vacate report (which information/report shall be included on the Rent Roll);

(8)	A schedule of all tenant deposits in the form customarily utilized by Seller;

(9)	Access at the Property to all maintenance and service logs for the Property;

(10)	To the extent available at the property, copies of or access to any and all site plans, as-built, boundary and topographical surveys of the Property, zoning reports, soil and compaction studies or tests for the Property, architectural drawings, plans and specifications with respect to the Property;

(11)	Insurance loss runs during the period of Seller’s ownership of the Property;

(12)	Most recent elevation certificates (if available);

(13)	To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

(14)	A list of employee units and model/office units, and employee rental and discount information;

(15)	A schedule of capital improvements completed during the period of Seller’s ownership;

Exhibit F

(16)	List of all personal property to be conveyed with the Property;

(17)	To the extent available, the most recent tax, license fee and permits and copies of all such licenses and permits, including the certificates of occupancy;

(18)	List of current employees of the Property and payroll;

(19)	Copies of current tenant utility billing reports (RUBS);

Exhibit F

EXHIBIT G

Rent Roll

Exhibit G

EXHIBIT H

Service Contracts

Exhibit H

SCHEDULE 4.03(e)

Schedule 4.02(e)